Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS; PROVIDES 2021 OUTLOOK

Comparable sales were flat in the quarter, including a 49% increase in online sales; Total net sales down 5% due to store closures and COVID impacts

Digitally led business with over $6 billion in annual online sales, fueled by 183M global known customer file1, which grew 14% year over year

Fiscal year ending cash, cash equivalents, and short-term investments balance of $2.4 billion

SAN FRANCISCO – March 4, 2021 – Gap Inc. (NYSE: GPS), a collection of purpose-led, lifestyle brands including Old Navy, Gap, Banana Republic and Athleta, and the largest specialty apparel company in the U.S., reported its financial results for the fourth quarter and fiscal year 2020, ending January 30th, 2021.

The company’s diluted earnings per share was $0.61 for the fourth quarter of fiscal year 2020, including approximately $0.45 for non-recurring tax benefits and approximately $0.12 in impairment charges related to the Intermix business resulting from a strategic review.

“We faced one of the most difficult years in our company’s history and, throughout, our teams showed resilience and determination as we navigated unprecedented disruption in our industry to set a course for long-term growth. Our powerful brands moved to offense with purpose-led marketing and strength in relevant categories, like Active and Fleece, allowing us to gain meaningful market share quarter-over-quarter in a fragmented environment. This was enabled by our $6 billion online business and advantaged digital capabilities allowing us to expand our reach to more than 183 million customers this year,” said Sonia Syngal, Chief Executive Officer, Gap Inc. “We are focused on executing against our Power Plan 2023 and delivering profitable growth in 2021.”

Fiscal Year 2020 Business Highlights

•Unveiled the company’s Power Plan 2023 strategy at its investor event in October 2020.
•Delivered over $6 billion in sales online, reflecting 54% annual sales growth. Online sales represented 45% of total sales (versus 25% in 2019), leveraging the company’s competitive digital platform and omnichannel capabilities.
•Grew market share by 0.2 percentage points, ending the year at 5.5% of total U.S. apparel sales2, supported by continued strategic investments in marketing and other demand-driving initiatives.
•Leveraged the company’s sizeable Active and Fleece business to respond to the casualization of style and meet changing customer preferences.
•Increased the company’s global known customer file by 14% in the fourth quarter, ending the year at over 183 million.
•Surpassed $1 billion in sales at Athleta with 16% annual sales growth.
•Improved store fleet economics by closing a net of 228 Gap and Banana Republic stores globally, ahead of its 225 target; refreshed in-store environment in 71 Gap stores.
1 183 million refers to total number of recognized customers directly accessible for marketing outreach as of the end of fiscal year 2020
2 The NPD Group / Consumer Tracking Service / U.S. Dollar Share, 12 months ending January 2021

•Led the development of safe retailing practices and invested approximately $158 million in health and safety measures to protect employees and customers.
•Effectively managed liquidity during the COVID-19 pandemic to emerge with a strong cash position of $2.4 billion at year-end.

Full year 2020 financial results can be found in the tables at the end of this press release.

Fourth Quarter 2020 Results

This press release includes the non-GAAP measures adjusted operating expenses and adjusted operating income. Please see the reconciliation of these measures from the most directly comparable GAAP financial measures in the tables at the end of this press release.

Fourth quarter fiscal year 2020 net sales were $4.4 billion, a decrease of 5% compared with last year. COVID-mandated store closures in international markets and softer store traffic in select U.S. regions with stay-at-home restrictions impacted sales by an estimated 4 percentage points. In addition, strategically planned permanent store closures had an estimated sales impact of about 5 percentage points.

Online sales grew 49% compared with last year. Online represented 46% of net sales in the fourth quarter, which was an increase of over 17 percentage points versus last year. Store sales declined by 28% in the quarter, with impacts from COVID and strategic closures noted above.

Comparable sales for the quarter were flat.  The comparable sales calculation reflects online sales and comparable sales days in stores that were open.

Net sales and comparable sales by brand for the fourth quarter 2020 compared to the fourth quarter 2019 were as follows:

•Old Navy Global: Net sales increased 5%, with comparable sales up 7%. Old Navy growth continued in the quarter despite the impact of COVID-related store closures and operating restrictions. Online growth and significant improvements to last year in both markdown rate and units per transaction offset store traffic challenges.  Momentum continued in casual and cozy categories with strong performance compared to last year in Active, Fleece, and Sleep.

•Gap Global: Net sales were down 19% and comparable sales were down 6%, as Gap Brand’s global footprint was meaningfully impacted by COVID-mandated store closures and restrictions in Canada, China, Europe and Japan. Importantly, North America comparable sales were positive.

•Banana Republic Global: Net sales were down 27% and comparable sales were down 22%. The new brand leadership team is moving quickly to ensure brand assortment addresses consumer needs in the current, casual environment, as well as closely aligning inventory with demand.

•Athleta: Net sales increased 29% with comparable sales up 26%.  Promotional activity was well below last year, driving margin expansion in the quarter.  As part of Athleta’s long-term growth strategy, new product launches in the quarter, specifically inclusive sizing and sleep, continued to drive brand awareness and customer engagement.  New customer acquisition increased 70% versus last year.

Gross margin was 37.7%, an increase of 190 basis points versus last year, well ahead of the company’s prior outlook of being flat versus the year-ago quarter. Rent, occupancy and depreciation savings leveraged 400 basis points, as online sales increased and as the company continued to close unprofitable stores, favorably settle lease liabilities and derive benefit from rent negotiations.

Merchandise margins deleveraged 210 basis points driven by 300 basis points of higher shipping costs associated with increased online sales and carrier surcharges. There were also increases in freight costs that put pressure on the product margin, but despite these increases product margin expanded due to lower promotional activities.

Reported operating expenses were $1.5 billion or 34.7% of sales, a decrease of 640 basis points compared with last year. The significant leverage versus prior year is primarily related to charges of $501 million last year in flagship store impairment and costs related to the previously planned separation of Old Navy.

The company noted it is undergoing a strategic review of its Intermix business. As a result, the company recorded a $56 million impairment charge related to the Intermix trade name as well as store and operating lease assets.

Excluding the impact of impairment charges during the quarter related to Intermix, adjusted operating expenses were 33.4% of sales, in line with the prior guidance range of 33-34% of sales. Store expense savings largely offset the investment in demand generation, with the nominal increase in expenses over last year being mostly driven by real estate termination fees and higher distribution center costs.
•During the quarter, operating expenses included:
◦Store expense savings of approximately $93 million, leveraging 210 basis points, as approximately $133 million of savings related to store closures and productivity efforts were partially offset by approximately $40 million in higher COVID-related health and safety costs to keep our employees and customers safe;
◦Increased marketing investment of $66 million, deleveraging approximately 150 basis points, which resulted in 0.7 percentage points of market share gain in the quarter;3
◦Elevated distribution center fulfillment costs of approximately $40 million, deleveraging about 90 basis points, associated with the increased online channel shift as well as higher health and safety costs; and
◦$19 million, deleveraging approximately 40 basis points, in store closure costs, consistent with the company’s strategy.

Reported operating income was $134 million, or 3.0% of sales, leveraging 820 basis points versus last year’s operating margin, due to prior year flagship store impairments and separation-related costs. Adjusted operating income, excluding the $56 million impairment charge for Intermix, was $190 million, or 4.3% of sales, a decrease of 160 basis points compared with adjusted operating income for the fourth quarter fiscal year 2019.

The effective tax rate was negative 204% for the fourth quarter of fiscal year 2020. The fourth quarter effective tax rate primarily reflects changes in the estimated benefit associated with the enactment of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and non-recurring tax benefits related to legal entity structure changes that occurred in the quarter. The non-recurring tax items in the quarter delivered a benefit of approximately $0.45 of EPS.
3 The NPD Group / Consumer Tracking Service / U.S. Dollar Share, 3 months ending January 2021

The effective tax rate for fiscal year 2020 was 40%. The fiscal year 2020 effective tax rate reflects the estimated benefit associated with the enactment of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and non-recurring tax benefits related to legal entity structure changes. Excluding these items, there would be a decrease in the effective tax rate of approximately 21 percentage points.

Balance Sheet

Gap Inc. ended fiscal year 2020 with $2.4 billion in cash, cash equivalents, and short-term investments, compared to $1.7 billion at the end of fiscal year 2019, providing sufficient liquidity to address remaining challenges from the COVID pandemic, support the company’s long-term growth strategy, and return cash to shareholders.

As of the end of fiscal year 2020, while Gap Inc. inventory was up 14% versus the year-ago quarter, markdown inventory ownership was below last year. Despite the higher year over year inventory, the company is pleased with its current inventory composition and is confident that first half assortments and the quality of the inventory composition will enable product margins in the first half of 2021 to be above last year’s levels.

The increase in inventory was driven primarily by:
•About 10 percentage points resulting from inventory the company strategically held back in the first half of fiscal year 2020 due to COVID-related store closures, which will be introduced for sale during the first half of fiscal year 2021. This inventory was contemplated in our first half receipt plan for 2021, but does drive a temporary increase in our inventory balance;
•Higher in-transit inventory due to COVID-related U.S. port congestion and the impact on shipping timelines; and
•Ownership of COVID-related inventory, such as masks and hand sanitizer, that the company will continue to sell through the first half of FY21.

Full year free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $155 million compared with positive $709 million last year. Following the pinnacle of the COVID impact during the first quarter of fiscal year 2020, free cash flow during the last three quarters of the year was approximately $900 million.

Please see the reconciliation of free cash flow, a non-GAAP financial measure, in the tables at the end of this press release.

Capital expenditures were $392 million compared to $702 million last year, reflecting reduced spending in light of COVID, including a reduction in store capital spending of over 50%.

Gap Inc. ended the year with 3,715 store locations in 45 countries, of which 3,100 were company operated. This compares to 3,345 company-operated stores at the end of last year.

Fiscal Year 2021 Financial Outlook

Despite the uncertainty remaining as a result of COVID, the company is providing a fiscal year 2021 financial outlook. This outlook is informed by known COVID conditions and does not incorporate potential unknown and future impacts, including possible further spread in other regions, meaningful deterioration from current trends, and potential disruption from any supply-chain impacts. In addition, this outlook does not include any financial impacts stemming from ongoing strategic reviews, including our Europe and Intermix businesses.

For fiscal year 2021, the company expects diluted earnings per share to be in the range of $1.20 to $1.35.

The company provided the following additional guidance:

•Net Sales: The company expects fiscal year 2021 net sales to reflect mid- to high-teens growth versus fiscal year 2020, which assumes COVID impacts persisting in the first half of 2021 and a return to a more normalized, pre-pandemic level of net sales in the second half of 2021.

•Operating Margin: The company expects to deliver operating margin of approximately 5% in 2021. The outlook for 2021 is consistent with the company’s Power Plan 2023 objective of achieving at least a 10% operating margin by the end of 2023.

•Net Interest Expense is expected to be approximately $210 million.

•Effective Tax Rate is expected to be approximately 25%.

•Inventory: Longer in-transit times, due to port congestion, are expected to continue in the first half of 2021. As a result, end of second quarter 2021 inventory is anticipated to be up high-single digits versus last year.

•Capital Expenditures: Capital spending is expected to be approximately $800 million in fiscal year 2021. Consistent with Power Plan 2023, the capital spending will primarily support higher return projects including digital, loyalty, and supply chain capacity projects along with investment in store growth for Old Navy and Athleta.

•Cash Returned to Shareholders: The company announced this week that its Board of Directors authorized the payment of its previously approved and deferred first quarter fiscal year 2020 dividend of $0.2425 per share. In addition, the company intends to initiate a quarterly dividend in the second quarter of fiscal year 2021 at a level that balances return of capital to shareholders while maintaining the financial flexibility to monitor the ongoing pandemic impacts and invest in growth initiatives. The outlook does not include any share repurchases in fiscal year 2021.

•Real Estate: In fiscal year 2021, the company plans to open 30 to 40 Old Navy stores and 20 to 30 Athleta stores, as well as close approximately 100 Gap and Banana Republic stores globally - 75 of those in North America, consistent with the company’s store rationalization plans outlined in the Power Plan 2023 strategy.

“I’m very pleased with our strong finish to the fiscal year even in the face of uncertainty from the ongoing pandemic,” said Katrina O’Connell, Chief Financial Officer, Gap Inc. “Our sequentially-improving performance, financial discipline and focus on operational excellence have given us confidence in our ability to execute our strategies in 2021, as reflected in the guidance we provided today. And, consistent with Power Plan 2023, we are focused on sales growth, further advancement on fleet restructuring initiatives, customer-facing investments, digital technologies to support our fast-growing online business, and brand marketing in support of our long-term growth aspirations.”

Webcast and Conference Call Information
Steve Austenfeld, Head of Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter fiscal year 2020 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Mr. Austenfeld will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1582503). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our ability to deliver profitable growth in 2021; our ability to align Banana Republic inventory with demand; our expectation that the cash ended fiscal year 2020 provides sufficient liquidity to address remaining challenges from the COVID pandemic, support the company’s long-term growth strategy, and return cash to shareholders; our expectation that the first half assortments and the quality of the inventory composition will enable product margins in the first half of 2021 to be above last year’s levels; our ability to meet our target that Old Navy and Athleta sales will represent 70% of our company sales by the end of 2023; the timing of the launch of the YZY partnership the impact of entering into several licensing deals in our Europe market our apparel market share gain; earnings per share in 2021; Athleta achieving $2B in sales by the end of 2023; product margins in the first half of 2021; the impact of our ability to leverage our responsive supply chain to adjust replenishment Gap and Banana Republic store closures in North America in 2021; operating margin in 2021; annual effective tax rate in fiscal year 2021; EBIT margin by the end of 2023; continuing to invest in growth in 2021; reintroducing inventory held back in 2020 for sale during the first half of fiscal year 2021; our ability to annualize pretax savings of approximately $100M at the end of 2023; our ability to use our cash as currently planned; Old Navy and Athleta store openings in 2021; targeted closures of North American stores by the end of fiscal year 2021; capital expenditures in fiscal year 2021; and initiating a regular quarterly dividend.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial results or our business initiatives; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that natural disasters, public health crises, including the ongoing COVID-19 pandemic, political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 9, 2020, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 4, 2021. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, and Janie and Jack brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com
Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	January 30, 2021	February 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,988	$1,364
Short-term investments	410	290
Merchandise inventory	2,451	2,156
Other current assets	1,159	706
Total current assets	6,008	4,516
Property and equipment, net	2,841	3,122
Operating lease assets	4,217	5,402
Other long-term assets	703	639
Total assets	$13,769	$13,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,743	$1,174
Accrued expenses and other current liabilities	1,276	1,067
Current portion of operating lease liabilities	831	920
Income taxes payable	34	48
Total current liabilities	3,884	3,209
Long-term liabilities:
Long-term debt	2,216	1,249
Long-term operating lease liabilities	4,617	5,508
Other long-term liabilities	438	397
Total long-term liabilities	7,271	7,154
Total stockholders' equity	2,614	3,316
Total liabilities and stockholders' equity	$13,769	$13,679

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$4,424	$4,674	$13,800	$16,383
Cost of goods sold and occupancy expenses	2,756	3,000	9,095	10,250
Gross profit	1,668	1,674	4,705	6,133
Operating expenses	1,534	1,919	5,567	5,559
Operating income (loss)	134	(245)	(862)	574
Loss on extinguishment of debt	—	—	58	—
Interest, net	57	9	182	46
Income (loss) before income taxes	77	(254)	(1,102)	528
Income taxes	(157)	(70)	(437)	177
Net income (loss)	$234	$(184)	$(665)	$351
Weighted-average number of shares - basic	375	373	374	376
Weighted-average number of shares - diluted	382	373	374	378
Earnings (loss) per share - basic	$0.62	$(0.49)	$(1.78)	$0.93
Earnings (loss) per share - diluted	$0.61	$(0.49)	$(1.78)	$0.93

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	January 30, 2021 (a)	February 1, 2020 (a)
Cash flows from operating activities:
Net income (loss)	$(665)	$351
Depreciation and amortization	507	557
Impairment of operating lease assets	391	239
Impairment of store assets	135	98
Loss on extinguishment of debt	58	—
Gain on sale of building	—	(191)
Change in merchandise inventory	(305)	4
Change in accounts payable	564	66
Change in income taxes payable, net of receivables and other tax-related items	(304)	86
Other, net	(144)	201
Net cash provided by operating activities	237	1,411
Cash flows from investing activities:
Purchases of property and equipment	(392)	(702)
Purchase of building	—	(343)
Proceeds from sale of building	—	220
Purchase of short-term investments	(508)	(293)
Proceeds from sales and maturities of short-term investments	388	293
Purchase of Janie and Jack	—	(69)
Other	2	—
Net cash used for investing activities	(510)	(894)
Cash flows from financing activities:
Proceeds from revolving credit facility	500	—
Payments for revolving credit facility	(500)	—
Proceeds from issuance of long-term debt	2,250	—
Payments to extinguish debt	(1,307)	—
Payments for debt issuance costs	(61)	—
Proceeds from issuances under share-based compensation plans	22	25
Withholding tax payments related to vesting of stock units	(9)	(21)
Repurchases of common stock	—	(200)
Cash dividends paid	—	(364)
Net cash provided by (used for) financing activities	895	(560)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	13	4
Net increase (decrease) in cash, cash equivalents, and restricted cash	635	(39)
Cash, cash equivalents, and restricted cash at beginning of period	1,381	1,420
Cash, cash equivalents, and restricted cash at end of period	$2,016	$1,381
__________
(a) For the fifty-two weeks ended January 30, 2021 and February 1, 2020, total cash, cash equivalents, and restricted cash includes $28 million and $17 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. Additionally, we provided free cash flow excluding the impact of the first quarter of fiscal 2020 which was significantly impacted by the sales decline as a result of the COVID-19 pandemic. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

($ in millions)	52 Weeks Ended January 30, 2021	13 Weeks Ended May 2, 2020	39 Weeks Ended January 30, 2021 Derived (a)
Net cash provided by (used for) operating activities	$237	$(940)	$1,177
Less: Purchases of property and equipment	(392)	(122)	(270)
Free cash flow	$(155)	$(1,062)	$907

($ in millions)	52 Weeks Ended February 1, 2020
Net cash provided by operating activities	$1,411
Less: Purchases of property and equipment (b)	(702)
Free cash flow	$709
__________
(a) The free cash flow for the thirty-nine weeks ended January 30, 2021 is derived from the reported cash flow statement for the fifty-two weeks ended January 30, 2021 less the reported cash flow for the thirteen weeks ended May 2, 2020.
(b) Excludes purchase of building in the first quarter of fiscal 2019.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FOURTH QUARTER OF FISCAL YEAR 2020 AND 2019
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of charges resulting from a strategic review of the Intermix business during fiscal 2020 and impacts of separation-related costs, specialty fleet restructuring costs, and flagship impairment charges during fiscal 2019. Management believes that excluding certain items from operating expenses and operating income that are not part of its core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales
($ in millions) 13 Weeks Ended January 30, 2021
Operating expenses, as reported	$1,534	34.7%
Less: Non-cash impairment charges related to Intermix (a)	(56)	(1.3)%
Adjusted operating expenses	$1,478	33.4%

	Operating Income	Operating Income as a % of Net Sales
($ in millions) 13 Weeks Ended January 30, 2021
Operating income, as reported	$134	3.0%
Add: Non-cash impairment charges related to Intermix (a)	56	1.3%
Adjusted operating income	$190	4.3%

Operating Income (loss)
($ in millions) 13 Weeks Ended February 1, 2020
Operating income, as reported	$(245)
Add: Separation-related costs (b)	189
Add: Specialty fleet restructuring costs (c)	38
Add: Flagship impairment charges (d)	296
Adjusted operating income	$278
__________
(a) Represents trade name impairment of $31 million as well as store asset and operating lease asset impairment of $25 million.
(b) Represents the impact of costs related to preparing for the Old Navy spin-off transaction and subsequent cancellation of this transaction. Separation-related amounts primarily consist of costs associated with information technology and fees for consulting and advisory services.
(c) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.
(d) Represents non-cash impairment charges related to global flagship stores. Flagship impairment charges related to operating lease assets and store assets were $223 million and $73 million, respectively.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarter and fiscal year 2020 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (2)	Total
13 Weeks Ended January 30, 2021
U.S. (1)	$2,189	$704	$438	$457	$3,788
Canada	163	78	40	—	281
Europe	—	80	2	—	82
Asia	—	207	20	—	227
Other regions	23	19	4	—	46
Total	$2,375	$1,088	$504	$457	$4,424
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (3)	Other (4)	Total
13 Weeks Ended February 1, 2020
U.S. (1)	$2,055	$781	$642	$334	$3,812
Canada	160	98	60	—	318
Europe	—	145	4	—	149
Asia	15	289	26	—	330
Other regions	35	25	5	—	65
Total	$2,265	$1,338	$737	$334	$4,674
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (2)	Total
52 Weeks Ended January 30, 2021
U.S. (1)	$6,898	$2,099	$1,242	$1,411	$11,650
Canada	578	261	130	3	972
Europe	—	319	10	—	329
Asia	4	642	64	—	710
Other regions	56	67	16	—	139
Total	$7,536	$3,388	$1,462	$1,414	$13,800
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (3)	Other (4)	Total
52 Weeks Ended February 1, 2020
U.S. (1)	$7,259	$2,723	$2,191	$1,225	$13,398
Canada	587	349	215	2	1,153
Europe	—	525	14	—	539
Asia	45	943	96	—	1,084
Other regions	92	94	23	—	209
Total	$7,983	$4,634	$2,539	$1,227	$16,383
__________
(1)    U.S. includes the United States, Puerto Rico, and Guam.
(2)    Primarily consists of net sales for the Athleta, Intermix, and Hill City brands. Beginning in fiscal year 2020, Janie and Jack net sales are also included. Net sales for Athleta for the thirteen and fifty-two weeks ended January 30, 2021 were $371 million and $1,135 million, respectively.
(3) Beginning on March 4, 2019, Banana Republic Global includes net sales for the Janie and Jack brand.
(4) Primarily consists of net sales for the Athleta, Intermix, and Hill City brands as well as a portion of income related to our credit card agreement. Net sales for Athleta for the thirteen and fifty-two weeks ended February 1, 2020 were $288 million and $978 million, respectively.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 1, 2020	52 Weeks Ended January 30, 2021		January 30, 2021
	Store Locations	Store Locations Opened	Store Locations Closed (1)	Store Locations	Square Feet (millions)

Old Navy North America	1,207	32	19	1,220	19.6
Old Navy Asia	17	—	17	—	—
Gap North America	675	2	121	556	5.8
Gap Asia	358	16	34	340	2.9
Gap Europe	137	4	24	117	1.0
Banana Republic North America	541	3	73	471	4.0
Banana Republic Asia	48	5	6	47	0.2
Athleta North America	190	11	2	199	0.8
Intermix North America	33	—	2	31	0.1
Janie and Jack North America	139	—	20	119	0.2
Company-operated stores total	3,345	73	318	3,100	34.6
Franchise	574	67	26	615	N/A
Total	3,919	140	344	3,715	34.6
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(1)    Represents stores that have been permanently closed, not stores temporarily closed as a result of COVID-19.